Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

Direct Dial	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 2, 2015

Euroseas Ltd.
4 Messogiou & Evropis Street
151 25 Maroussi, Greece

                           Re:Euroseas Ltd.

Ladies and Gentlemen:

You have requested our opinion regarding certain Marshall Islands, Liberian, and United States federal income tax matters relating to Euroseas Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the Company's registration statement on Form F-1 (File No. 333- ) (such registration statement as amended or supplemented from time to time, the "Registration Statement") as originally filed with the U.S. Securities and Exchange Commission (the "Commission") on July 2, 2015, as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of up to                    shares of common stock, par value $0.03 per share, of the Company (the "Common Stock"), issuable upon the exercise of transferable subscription rights pursuant to the rights offering described in the Registration Statement, and the prospectus of the Company included in the Registration Statement (the "Prospectus").
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the Prospectus. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2014 (the "Annual Report"), which is incorporated by reference into the Registration Statement, and, in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement under the section titled "Item 10. Additional Information—E. Taxation—Marshall Islands Tax Considerations", "Item 10. Additional Information—E. Taxation—Liberian Tax Considerations", and "Item 10. Additional Information—E. Taxation—United States Federal Income Tax", and the risk factors set forth in the Annual Report titled (i) "United States tax authorities could treat us as a "passive foreign investment company", which could have adverse United States federal income tax consequences to United States holders" and (ii) "We may have to pay United States federal income tax on United States source income, which would reduce our earnings,", we hereby confirm that the opinions with respect to United States federal income tax matters, Marshall Islands tax matters and Liberian tax matters expressed therein accurately state our views as to the tax matters discussed therein.
Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Annual Report.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

SK 02558 0005 6683023